EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
MAF Bancorp, Inc.:

We consent to the use of our report dated October 24, 2003, relating to the consolidated statements of financial condition of St. Francis Capital Corporation and Subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003, incorporated by reference herein.

Our report refers to a change in the method of accounting for goodwill in fiscal 2002.



                                                 /s/ KPMG LLP


Milwaukee, Wisconsin
December 1, 2003